Exhibit 10.26

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

January 20, 2012

Mitsubishi Chemical Corporation

14-1, Shiba 4-chome, Minato-ku

Tokyo 108-0014

Japan

Attn:	Mr. Shigeru Handa

General Manager Sustainable Resources

Petrochemicals R&D Division

Dear Mr. Handa:

This letter agreement (the “Letter Agreement”) between Mitsubishi Chemical Corporation (“MCC”) and Genomatica, Inc. (“Genomatica”) is intended to be legally binding on both parties. In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The parties agree to negotiate in good faith the terms of definitive agreements (the “Definitive Agreements”) for the joint commercial operation in Asia (as defined below) and the Middle East (as defined below) of 1,4-butanediol (“BDO”) manufacturing using the process and technologies developed by Genomatica (the “Transaction”) and agree to use all reasonable efforts to execute the Definitive Agreements by June 30, 2012 or such other date as otherwise agreed between the parties, the execution of which shall be subject to (i) satisfactory result of feasibility study and/or due diligence to be conducted by each party, (ii) the approval of the respective management committee of each party, if any, and (iii) the approval of the respective Boards of Directors of each party. The Definitive Agreements together with its ancillary agreements will contain reasonable provisions of representations, warranties, indemnities, deadlock solution, exit procedures, license conditions, and other provisions as the parties deem necessary and appropriate.

2.	Until June 30, 2012, (the “Negotiation Period”), Genomatica shall negotiate exclusively with MCC, and shall not engage in negotiations with or enter into an agreement with any other party that manufactures, sells and/or markets BDO or […***…] in Asia and the Middle East, regarding a collaboration, joint venture or similar transaction to produce BDO using the process and technologies developed by Genomatica in Asia and the Middle East (the “Limited Exclusivity Agreement”). During the Negotiation Period, MCC shall not enter into discussions, negotiations, collaboration, joint development or similar transaction to produce Bio-BDO in Asia and the Middle East. As used herein, “Asia” means any and all of the countries of Cambodia, China, Hong Kong, Indonesia, Japan, Laos, Malaysia, Maldives, Mongolia, Nepal, North Korea, Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Thailand and Vietnam. As used herein, “Middle East” means any and all of the countries of Bahrain, Iran, Iraq, Jordan, Kuwait, Lebanon, Oman, Palestine, Qatar, Saudi Arabia, Syria, United Arab Emirates, and Yemen. Within five (5) business days after the execution of this Letter Agreement, MCC shall make a payment to Genomatica of three and a half million US Dollars (US$3,500,000) for the Limited Exclusivity Agreement (the “Exclusivity Fees”), all or any portion of which will be refunded by Genomatica to MCC pursuant to Section 3 below.

3.	a) Genomatica agrees to repay to MCC an amount of two million five hundred thousand US Dollars (US$2,500,000) according to the invoice to be issued by MCC in the case where, as a result of or in the course of, due diligence investigations, feasibility study and negotiation of the Definitive Agreements on the Transaction, any of the following events occurs by […***…] or such other date as otherwise agreed between the parties:

(i)	Genomatica and MCC fail to agree that the internal rate of return for the Transaction is more than […***…] based on a mutually developed financial model;

(ii)	Any item which, either of Genomatica or MCC deems, gives material adverse effects on the Transaction is found as a result of the due diligence to be conducted by Genomatica or MCC, as the case may be;

(iii)	Any force majeure event (including, but not limited to, the world- wide economy recession), which is beyond reasonable control of Genomatica or MCC, as the case may be, occurs and such event prevents the affected

***Confidential Treatment Requested

party from entering into the Transaction without acceptance of unreasonable terms and conditions; or

(iv)	Genomatica and MCC fail to agree to the terms of the Definitive Agreements, which shall be reasonable and satisfactory to both parties.

b) In case Genomatica decides not to move forward on the Transaction for any cause or reason other than those set forth in subsection a) above, Genomatica shall repay to MCC, and MCC shall be entitled to the repayment from Genomatica of, the entire amount of three million five hundred thousand US Dollars (US$3,500,000) according to the invoice to be issued by MCC.

c) In case MCC decides not to move forward on the Transaction for any cause or reason other than those set forth in subsection a) above, MCC shall not be entitled to any repayment from Genomatica and Genomatica shall not have any obligation to make any repayment of the Exclusivity Fees.

d) In the event that Genomatica and MCC successfully execute the Definitive Agreements, Genomatica agrees to repay to MCC an amount of one million seven hundred fifty thousand US Dollars (US$1,750,000) according to the invoice to be issued by MCC.

4.	As promptly as practicable after the execution of this Letter Agreement, each of the parties will conduct, as it deems necessary and appropriate for the purpose of implementing the Transaction, due diligence investigations and feasibility study on the Transaction during the term of this Letter Agreement, which is to be completed by […***…] or such other date as otherwise agreed between the parties.

Each of the parties will make its information available, and give reasonable access to its facilities and personnel, to the other party and/or its representatives and advisors for purposes of such due diligence, and will cooperate with each other to meet all reasonable requests of the other in connection therewith.

5.	The term of this Letter Agreement shall commence on the date of execution of this Letter Agreement by both parties and continue until the earliest to occur of (a) the execution of the Definitive Agreements, (b) June 30, 2012 or (c) the date that either party terminates this Letter pursuant to the following sentence. Either party may terminate this Letter Agreement for material breach of this Letter Agreement by the other party upon 30 days’ written notice specifying the nature of the breach, if such breach has not been cured within such 30 day period. Termination of this Letter

***Confidential Treatment Requested

Agreement shall not relieve the parties of any obligation accruing prior to such termination including, without limitation, any obligation of MCC to make any payment set forth in this Letter Agreement.

6.	Except as required by applicable law (including applicable securities regulations), neither party hereto shall make any public disclosure concerning the existence of this Letter Agreement, its contents or the status of the negotiations between Genomatica and MCC with respect to the transactions contemplated hereby without obtaining the prior written consent of the other party. The parties acknowledge and agree that the information exchanged by the parties in connection with this Letter Agreement and the transactions contemplated hereby is subject to the nondisclosure agreement between the Genomatica and MCC dated August 12, 2010, and agree that the term of such nondisclosure agreement is hereby extended until termination of this Letter Agreement.

7.	This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, USA, without regard to its choice of law provisions. Neither party may assign this Letter Agreement without the prior written consent of the other party; provided, however, that Genomatica may assign this Letter Agreement without MCC’s consent in connection with the transfer or sale of all or substantially all of the business of Genomatica relating to BDO, whether by merger, sale of stock, sale of assets or otherwise. Any attempted assignment of this Letter Agreement not in compliance with this Section 7 shall be null and void. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If this Letter Agreement is acceptable, please have a copy executed by MCC’s duly authorized representative and return it to the undersigned no later than December 15, 2011.

Very truly yours,

Genomatica, Inc.

By:	/s/ William Baum
William Baum
Executive Chairman of the Board and
Chief Business Development Officer

Agreed:

Mitsubishi Chemical Corporation

Signature:	/s/ Shigeru Handa

Name:	Shigeru Handa

Title:	General Manager

Date:	January 23, 2012